Exhibit 99.2

News Release

Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704 731 1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

Enpro Industries Announces Offering of

$300 Million Senior Notes Due 2022

CHARLOTTE, N.C., September 8, 2014 – EnPro Industries, Inc. (NYSE: NPO) today announced its intention to offer, subject to market and other conditions, $300 million in aggregate principal amount of its senior notes due 2022 (the “Senior Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

EnPro intends to use a portion of the net proceeds of the offering of the Senior Notes to repay borrowings under its senior secured revolving credit facility made to fund the purchase of any and all of $74.78 million in aggregate principal amount of its 3.9375% Convertible Senior Debentures due 2015 (the “Convertible Debentures”) validly tendered, and accepted for purchase, pursuant to a cash tender offer (the “Tender Offer”) that EnPro commenced on August 11, 2014.

EnPro intends to apply the remaining net proceeds to repay all remaining borrowings and accrued interest outstanding under its senior secured revolving credit facility, to pay fees and expenses related to the offering and the Tender Offer and for other general corporate purposes, which may in the future include retiring any Convertible Debentures not purchased in the Tender Offer.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, securities or an offer to purchase, or a solicitation of an offer to purchase, or a call for redemption of, any securities. Any offer of the Senior Notes will be made only by means of a private offering memorandum. The Tender Offer is being made solely pursuant to an offer to purchase and the related letter of transmittal, which set forth the complete terms of the Tender Offer. The Senior Notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in EnPro’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the period ended

June 30, 2014. In addition, it is not certain whether, and EnPro can provide no assurances that, the offering of the Senior Notes will be completed on the terms described above or at all. Risks and uncertainties include market conditions beyond EnPro’s control, including high-yield debt market conditions.